Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in Amendment No. 2 of this Registration Statement No. 333-154750 on Form S-11 of our report dated March 23, 2009, relating to the balance sheet of Hartman Short Term Income Properties XX, Inc. as of March 12, 2009 and the related statements of operations, shareholders’ deficit and cash flows for the period from February 5, 2009 (Inception) to March 12, 2009.  We also consent to the reference to us as experts in accounting and auditing under the heading “Experts” in this Prospectus.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas

March 23, 2009